May 20, 1998

Mr. Gerard Armond Powell, CEO
Cooperative Images Inc./Elective Investments
210 West Fourth Street Suite 101
East Stroudsburg, PA 18301


Dear Mr. Powell:

Per our conversation the following is a summation of the financing available to Cooperative Images Inc./Elective Investments (the "Borrower") from Boyle Leasing Technologies, Inc./Leasecomm Corporation upon the terms and subject to the conditions set forth below.

The principal terms and conditions of the proposed financing are as follows:

LINE OF CREDIT

Borrower:   Cooperative Images Inc./Elective Investments ("CIEI").
Guarantor:  Mr. Gerard Armond Powell
Amount:     $8,000,000.
Facility:   Secured Revolving/Term Line of Credit.
Purpose:    Support of Consumer Note Portfolio.
Security:   First lien on Consumer Note agreements and an Assignment of those
            Consumer Note agreement receivables: Lock-Box facility for cash receipts on secured portfolio; cash holdback pool.
Line Maturity: August 1, 1998.
Collateral: Individual Consumer Notes; Cash.

Eligible Consumer Notes: Individual Notes must be current on borrowing date; Notes must be under 90 days past due to be eligible thereafter; initial term must be no more than 48 months (with no more than 20% of portfolio with original term greater than 36 months at any time); amount financed per individual Note not to exceed $10,000.

Collateral Base: 95% of remaining payments on Eligible Consumer Note Pool discounted at 20% annual interest rate compounded monthly (Net Present Value
(NPV)); Collateral Base value not to fall below outstanding loan balance calculated on a monthly basis - if this occurs CIEI must pledge additional Note contracts or repay principal to fill shortfall.
CIEI Repayment: CIEI term equal to average remaining term of Consumer Note portfolio presented for funding (rounded to the nearest whole number).Interest Rate/Fees: 20%
Advance Rate: 95% of NPV; 5% cash holdback on each individual Consumer Note batch' borrowing (holdback to be released upon each individual `batch' of Consumer Notes paid off).
Optional Prepayment:  Without penalty at any time.
Additional Covenants: Those covenants that are customary to this type of transaction, including, but not limited to, the following: Sale of a minimum of $3MM of existing paper under BLT financed Line of Credit to an outside source of funding.

Of note, our Business Loan Agreement dated August 5, 1997 is in full force and effect.

The Borrower agrees to indemnify and hold harmless BLT and its directors, officers, agents, subsidiaries and affiliates from and against any and all damages, losses, claims and liabilities (including attorneys' fees and expenses) to which any such person may become subject arising out of or in connection with this letter or the transactions contemplated hereby (whether or not such transactions are consummated), provided that the foregoing indemnity person to the extent its losses, claims, damages or liabilities are found by a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person.

If the foregoing is satisfactory to you, please evidence your acceptance of this letter by signing and returning the enclosed copy of this letter to us not later than May 31, 1998.


Sincerely yours,                               Accepted:
                                               Cooperative Images, Inc./
                                               Elective Investments

/s/ J. Gregory Hines
--------------------
J. Gregory Hines                               By: /s/ Gerard A. Powell
Vice President                                 Gerard A. Powell, CEO

Cc: PRB, RFL